Exhibit 99

                                                                                                                  Company Contact:
                                                                                                                 CHARLES E. TRIANO
                                                                                                                  Vice President-Investor Relations
                                                                                                                 Forest Laboratories, Inc.
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6714
                                                                                                                 charles.triano@frx.com

FOREST LABORATORIES, INC. REPORTS FISCAL FIRST QUARTER 2007 RESULTS

NEW YORK, July 18 -- Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that fully diluted earnings per share equaled $0.62 in the first quarter of fiscal 2007. Reported earnings included a licensing charge of $60 million and an $8.8 million charge for stock option expense in accordance with the adoption of Statement of Financial Accounting Standard 123R. Reported earnings per share in the year-ago period were $0.62, which included a gain of $36.4 million due to a one-time tax reversal related to the American Jobs Creation Act of 2004.

Net revenues for the quarter increased 15% to $816,338,000 from $711,766,000 in the year-ago period. Net revenues were comprised of net sales, which increased 12% to $758,768,000 from $674,653,000 in the prior year. Sales in the quarter included $507,033,000 for Lexapro® (escitalopram oxalate), our SSRI for the treatment of depression and anxiety in adults, an increase of 10% from the year-ago period. Namenda®, our NMDA receptor antagonist for the treatment of moderate and severe Alzheimer's disease, recorded sales of $151,082,000 during the quarter, growth of 32% from last year. Also included in net revenues was other income of $57,570,000 which includes $41,717,000 in earnings contribution from the Benicar®* (olmesartan medoxomil) co-promotion agreement, an increase of 72%. The remaining component of other income was principally interest income.

Net income in the current quarter decreased 7% to $200,607,000 from $216,577,000 in the first quarter of the prior fiscal year. Excluding the $36.4 million one-time tax reversal from the year-ago period and the stock option expense in the current quarter, net income in the current quarter increased 15%. Selling, general and administrative expense decreased 9% to $244,383,000. The year-ago selling, general and administrative comparison included spending on a national sales meeting and two product launches. Research and development spending increased 147% to $139,082,000. Research and development spending included a license payment of $60,000,000 to Almirall for the U.S. rights to LAS34273, a compound being investigated for the treatment of Chronic Obstructive Pulmonary Disease.

Fully diluted shares outstanding at June 30, 2006 were 325,915,000, a reduction of 22.1 million shares compared to the year-ago period due mainly to the Company's ongoing share repurchase program. During the just-completed quarter, the Company repurchased approximately 1.9 million shares leaving an additional 23.1 million shares available for repurchase under the existing program, which has no expiration date.

Fiscal 2007 Guidance

Based on slightly better than expected performance during the just-completed quarter and projected accretion from the share repurchase authorization, the Company has increased its projected range for reported earnings per share for the fiscal year ending March 31, 2007 to $2.45-$2.50 from $2.37-$2.42.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: "During the quarter we continued to advance on two important areas in support of sustaining long-term growth prospects for the Company. Regarding currently marketed products, our key promoted products all increased their respective prescription volume and revenue and we saw a continuation of strong underlying prescription growth in each of these product's underlying markets.

Also, we continued to make progress with our product pipeline as all of our current products advanced in the development process. The Company currently has two new products under FDA review, nebivolol, a beta blocker for the treatment of hypertension and faropenem, an oral antibiotic for the treatment of upper respiratory and skin infections, four additional products in or about to commence Phase III clinical testing, and a number of other products in stages between pre-clinical and Phase II testing. As always we continue to evaluate several interesting new product development opportunities to augment our strengthened product pipeline."

Mr. Solomon added: "We are very pleased with last week's Federal District Court ruling indicating that the Lexapro patent is valid, enforceable and infringed by a proposed product. This decision is clearly consistent with our long held view that the Lexapro patent is a strong patent."

Forest will host a conference call at 10:00 AM EDT today to discuss the results. The conference call will be webcast live beginning at 10:00 AM EDT on the Company's website at http://www.frx.com and also on the website http://www.streetevents.com. Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call. A replay of the conference call will be available until July 31, 2006 at both websites and also by dialing (800) 642-1687 (US or Canada) or +1 706 645-9291 (International). Conference ID: 2884693.

About Forest Laboratories and Its Products

Forest Laboratories (http://www.frx.com) is a US-based pharmaceutical company dedicated to identifying, developing, and delivering products that make a positive difference in peoples' lives. Forest Laboratories' growing product line includes Lexapro® (escitalopram oxalate), an SSRI indicated for adults for the initial and maintenance treatment of major depressive disorder and for generalized anxiety disorder; Namenda® (memantine HCl), an N-methyl- D-aspartate (NMDA)-receptor antagonist indicated for the treatment of moderate to severe Alzheimer's disease; Benicar®* (olmesartan medoxomil), an angiotensin receptor blocker, and Benicar* HCT® (olmesartan medoxomil- hydrochlorothiazide), an angiotensin receptor blocker and diuretic combination product, each indicated for the treatment of hypertension; and Campral®* (acamprosate calcium), indicated in combination with psychosocial support for the maintenance of abstinence from alcohol in patients with alcohol dependence who are abstinent at treatment initiation.

*Benicar is a registered trademark of Daiichi Sankyo, and Campral is a registered trademark of Merck Sante s.a.s., subsidiary of Merck KGaA, Darmstadt, Germany.

Except for the historical information contained herein, this release contains "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products and the risk factors listed from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

Source: Forest Laboratories, Inc.

* * * * *

FOREST LABORATORIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

(In thousands, except per share amounts)	Three Months Ended June 30,
	2006	2005
Revenues:
Net sales	$758,768	$674,653
Contract revenue	42,662	26,269
Other income	14,908	10,844
Net revenues	816,338	711,766

Costs and expenses: Cost of goods sold	175,685	158,846
Selling, general and administrative	244,383	268,473
Research and development	139,082	56,393
	559,150	483,712

Income before income tax expense	257,188	228,054

Income tax expense	56,581	11,477

Net income	$200,607	$216,577
	=======	=======
Net income per common and common
equivalent share:

Basic	$0.62	$0.63
	====	====
Diluted	$0.62	$0.62
	====	====
Weighted average number of common and common equivalent shares outstanding:

Basic	321,503	343,107
	======	======
Diluted	325,915	348,043
	======	======